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                                                                    Exhibit 99.1

 Heller Financial, Inc. Declares Dividends for Series C and D Preferred Stocks
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     (Chicago, IL, October 18, 2001) -- Heller Financial, Inc. (NYSE: HF) has
declared dividends on two of the Company's preferred stocks, Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, and Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D.

     The Company declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, payable on November 15, 2001 to the holders of record thereof on November 1, 2001.

     The Company declared a quarterly dividend of $1.7375 on each share of the 1,250,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D, payable on November 15, 2001 to the holders of record thereof on November 1, 2001.

     Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of sophisticated, collateralized financing solutions. With nearly $20 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.